Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2016 relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of John Hancock Lifestyle Aggressive Portfolio, John Hancock Lifestyle Growth Portfolio, John Hancock Lifestyle Balanced Portfolio, John Hancock Lifestyle Moderate Portfolio, and John Hancock Lifestyle Conservative Portfolio, each a portfolio of John Hancock Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricwaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2016